EXHIBIT(a)(4)

                           $1,300,000 CREDIT FACILITY
                                       AND
                               TERM LOAN AGREEMENT

        This Agreement, dated as of March 1, 2004, is entered into by and between: SP Millennium L.L.C., a Washington limited liability company ("Borrower"), whose address is:

        Borrower:     SP Millennium L.L.C.
                      c/o SP Investments, Inc.
                      1201 Third Avenue, Suite 5400
                      Seattle, WA 98101
                      Attn: John Taylor

                      Tel: (206) 622-9900
                      Fax: (206) 628-8031

and Madrona Ridge L.L.C., a Washington limited liability company ("Lender"), whose address is:

        Lender:       Madrona Ridge L.L.C.
                      1201 Third Avenue, Suite 5400
                      Seattle, WA  98101
                      Attn:  John Orehek

                      Tel: (206) 628-8053
                      Fax: (206) 628-5173

                                    RECITALS

        A. Lender has agreed to make a loan to Borrower in an amount and for the purpose set forth below.

        B. The parties hereto wish to define certain of their rights and obligations with respect to the loan and to set forth the terms and conditions of the loan.

                                   AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and in all other documents evidencing, securing, or otherwise relating to the Loan, the parties hereto agree as follows:

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ARTICLE I.      DEFINITIONS

        1.1     TERMS DEFINED

        As used herein, the following terms have the meanings set forth below:

        "Affiliate" means a Person that now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Borrower. A Person shall be deemed to control a corporation, partnership or other form of entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation, partnership or entity whether through the ownership of voting securities, by contract, or otherwise.

        "Agreement" means this credit agreement and includes all amendments to this Agreement.

        "Applicable Law" means all applicable provisions and requirements of all
(a) constitutions, statutes, ordinances, rules, regulations, standards, orders and directives of any Governmental Bodies, (b) Government Approvals and (c) orders, decisions, decrees, judgments, injunctions and writs of all courts and arbitrators, whether such Applicable Laws presently exist, or are modified, promulgated or implemented after the date hereof.

        "Asset" shall mean any partnership interest, note receivable, claim or other asset acquired or owned by the Borrower and pledged as Collateral as security for the Funding pursuant to the Agreement.

        "Borrower" means SP Millennium L.L.C. ("SPM"), a Washington state limited liability company.

        "Borrowing Notice" has the meaning set forth in Section 4.6(a) hereof.

        "Business Day" means any day on which dealings in deposits in United States dollars are conducted in the London Interbank Market, other than Saturday, Sunday or a day on which national banks in Seattle, Washington are authorized or required by law to be closed.

        "Claims" has the meaning set forth in Section 10.12 hereof.

        "Collateral" means all the property, real or personal, tangible or intangible, now owned or hereafter acquired, in which Lender has been or is to be granted a security interest by Borrower or any other Person, to secure the obligations of Borrower to Lender.

        "Collateral Documents" means all security agreements, pledge agreements, commercial pledge and security agreements, deeds of trust, mortgages, financing statements and other instruments, agreements and documents now or hereafter in existence, whereby Borrower or any other Person has granted Lender a security interest

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in any portion of the assets of the grantor, and includes all renewals, replacements and amendments of the Collateral Documents.

        "Default" means any condition or event that constitutes an Event of Default or with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "Funding" means the disbursement of the proceeds of the Loan.

        "Indebtedness" means all items that in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of the balance sheet as of the date that "Indebtedness" is to be determined and in any event includes liabilities secured by any mortgage, deed of trust, pledge, lien, or security interest on property owned or acquired, whether or not such a liability has been assumed, and the guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations with regard to the obligations of other Persons.

        "Loan Documents" means this Agreement, the Note and the Collateral Documents, together with all other agreements, instruments and documents arising out of or relating to this Agreement or the Loan, and includes all renewals, replacements and amendments thereof.

        "Loan" means the Term Loan and includes all renewals, replacements and amendments thereof.

        "Loan Closing" shall mean the point in time when the Agreement has been mutually executed and all conditions precedent to Funding have been satisfied.

        "Note" means the Term Note and includes all renewals, replacements and amendments thereof.

        "Participant" means any Person to which Lender sells a participation in the Loan.

        "Person" means any individual, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Body.

        "Prime Rate" means the rate published, from time to time, by the Wall Street Journal. If such published rate is unavailable, then Prime Rate shall mean the rate of interest announced by U. S. Bank from time to time, as its reference rate.

        "Reference Borrowing Rate" means the greater of (a) the Reference Rate plus three percent (3%) per annum or (b) twelve percent (12%) per annum.

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        "Reference Rate" shall equal the Prime Rate. For purposes of this
Agreement, each time the Reference Rate changes, a contemporaneous change may occur in the Reference Borrowing Rate, effective upon the announcement or publication of any such change in rate. Lender shall not be obligated to notify Borrower of any change in the Reference Rate; however, the Reference Rate is available upon inquiry of Lender.

        "Term Loan" has the meaning set forth in Section 2.1 hereof and includes all renewals, replacements and amendments of the Term Loan.

        "Term Note" has the meaning set forth in Section 2.3 hereof and includes all renewals, replacements and amendments of the Term Note.

        1.2     ACCOUNTING TERMS

        Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles consistently applied.

        1.3     RULES OF CONSTRUCTION

        Unless the context otherwise requires, the following rules of construction apply to the Loan Documents:

        (a) Words in the singular include the plural and in the plural include the singular.

        (b) Provisions of the Loan Documents apply to successive events and transactions.

        (c) In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement govern.

        1.4     INCORPORATION OF RECITALS AND EXHIBITS

        The foregoing recitals are incorporated into this Agreement by reference. All references to "Exhibits" contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.

ARTICLE II.     TERM LOAN

        2.1     TERM LOAN COMMITMENT

        Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties and covenants of Borrower contained herein or made

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pursuant hereto, Lender will make a loan to Borrower within ten days of request by Borrower to Lender, but such loan shall not exceed $1,300,000 (the "Loan" or "Term Loan"). The principal of the Term Loan shall equal the total Indebtedness under the Term Loan, inclusive of associated costs.

        2.2     USE OF PROCEEDS

        The proceeds of the Term Loan shall be used by Borrower to fund the purchase by Borrower of limited partnership units in Urban Improvement Fund Limited-1974 (Urban Fund 1974"). The proceeds of the Term Loan shall not be used for personal, family or household purposes or to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

        2.3     THE TERM NOTE

        The Term Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the "Term Note").

        2.4     INTEREST

        2.4.1 Note Rate. The outstanding principal balance of the Term Loan, together with any collection costs, attorney's fees, and other advances made by Lender under the Term Loan, will accrue monthly interest calculated at the Reference Borrowing Rate.

        2.4.2 Default Rate. Upon the occurrence of any Event of Default, and so long as such Event of Default is continuing, interest shall accrue on the outstanding principal balance of the Term Loan, together with any other advances by Lender, at an annual rate equal to six percent (6%) per annum plus the Reference Borrowing Rate (the "Default Rate"). Accrual of interest at the Default Rate is designed to compensate Lender for certain damages caused by such default, including the additional expenses in servicing the Term Loan, the loss to Lender of the money due, and the frustration to Lender in meeting its other financial commitments. However, the accrual and payment of interest at the Default Rate shall not constitute a waiver of Lender's right to demand an immediate cure of such default or to pursue any other default remedy.

        2.4.3 Calculation of Interest. All interest shall be calculated by applying the applicable interest rate over a year of 360 days, times the amount on which the interest is to accrue, times the actual number of days that amount is outstanding. For the month of Loan Closing and Funding, interest shall be paid on the last day of the month calculated by multiplying (a) the average outstanding balance of the Term Loan during the preceding month times (b) the Reference Borrowing Rate as of the date of Funding. Any payment not received by 5:00 p.m. Pacific Time will be treated as having been received by Lender on the next day, and interest shall continue to accrue until the next day. If

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interest is not paid on a monthly basis as required, it shall be compounded on the first day of each month.

        2.4.4 Applicable Law. Notwithstanding provision contained herein or in the Term Note, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by Applicable Law to be charged, collected or received from Borrower. If any payments by Borrower include interest in excess of that maximum amount, Lender shall apply the excess first to reduce the unpaid balance of the Term Loan, then to reduce the balance of any other Indebtedness of Borrower to Lender. If there is not such Indebtedness, the excess shall be returned to Borrower.

        2.5     LATE CHARGE.

        At its option, and without waiver of Lender's right to declare the entire sum of principal and interest due hereunder immediately payable upon an Event of Default, Lender shall be entitled to a late charge equal to five percent (5%) of the amount of any monthly interest or principal payment not received by the 10th day after the day on which such payment first became due.

        2.6     PREPAYMENT.

        Borrower may prepay the Term Loan in whole or in part at any time or times without premium or penalty of any kind, provided that Borrower shall have performed all other obligations under the Term Loan.

        2.7     CREDIT FACILITY FEE.

        Concurrently with the Funding of the Term Loan, Borrower shall pay Lender a nonrefundable fee for the Term Loan in the amount of 1% of the Funding amount.

        2.8     FUNDING PROVISION.

        Under the Term Loan, Lender shall make the Funding secured by the Asset in the amount requested by Borrower, but not to exceed the lesser of (i) Borrower's actual cash investment in the Asset, or (ii) fifty percent (50%) of Borrower's Equity in the Asset. For the Funding, Borrower shall submit a Borrowing Notice representing Borrower's cost and calculation of Borrower's Equity related to the Asset in the form attached hereto as Exhibit B, with attached copies of the confirmations from the Urban Fund Partnership's transfer agent of the transfer of units to be purchased by Borrower with such Funding. Upon Lender's approval of the Borrowing Notice, Lender will advance the Funding.

        2.9     REPAYMENT

        2.9.1 Month of Funding. If the Funding occurs before the end of a month, the Borrower shall pay the Lender, at the end of such month, interest on the principal amount

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of the Term Loan accrued through the end of such month calculated at the
Reference Borrowing Rate as of the date of the Funding.

        2.9.2 Minimum Monthly Payment. Except as set forth in Section 2.9.1 above, the minimum monthly payment shall be based on the principal amount of the Term Loan as of the date of its Funding. Based on the principal amount of the Term Loan and the Reference Borrowing Rate as of the date of the Funding, a Minimum Monthly Payment Amount ("MMPA") will be determined. The MMPA shall equal the monthly payment amount necessary to fully amortize the Term Loan based on the Reference Borrowing Rate as of date of the Funding over forty-eight equal monthly payments.

        2.9.3 Term Loan Term. Commencing at the end of the first full month after the Funding and every month thereafter, until the Term Loan has been fully amortized, or until April 30, 2008, whichever is the first to occur, the Borrower shall pay the Lender at least the MMPA. The Borrower shall pay the MMPA monthly regardless of changes in the Reference Borrowing Rate occurring during the term of the Term Loan. All remaining principal and any accrued but unpaid interest or other obligations of Borrower shall be paid no later than April 30, 2008.

        2.9.4 Mandatory Repayments. Borrower shall make mandatory repayments of principal as provided under Section 4.7.

ARTICLE III.    (ARTICLE NOT USED)

ARTICLE IV.     GENERAL PROVISIONS APPLICABLE TO THE LOAN

        4.1     MANNER OF PAYMENT

        All sums payable to Lender pursuant to this Agreement shall be paid directly to Lender in immediately available United States funds. Whenever any payment to be made hereunder or on the Note becomes due and payable on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

        4.2     STATEMENTS

        Lender shall send Borrower statements of all amounts due hereunder; the statements shall be considered correct and conclusively binding, absent manifest error, on Borrower unless Borrower notifies Lender to the contrary within thirty
(30) days of receipt of any statement that Borrower claims to be incorrect. Borrower agrees that accounting entries made by Lender with respect to Borrower's loan accounts shall constitute evidence of the Funding and payments made on the Loan. Without limiting the methods by which Lender may otherwise be entitled by Applicable Law to make demand for payment of the Loan upon Borrower, Borrower agrees that any statement, invoice, or payment notice from Lender to Borrower with respect to any principal or interest obligations of Borrower to Lender shall be deemed to be a demand for payment in

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accordance with the terms of such statement, invoice or payment notice. Under no circumstances shall a demand by Lender for partial payment of principal or interest or both be construed as a waiver by Lender of its right thereafter to demand and receive payment (in part or in full) of any remaining principal or interest obligation.

        4.3     BOOK ENTRY LOAN ACCOUNT

        Borrower on behalf of Lender shall establish a book entry loan account for the Loan in which Borrower will make entry of the Funding pursuant to the terms of this Agreement. Borrower will also record in the applicable loan account, in accordance with customary banking practices, all interest and other charges, expenses and other items properly chargeable to Borrower, if any, together with all payments made by Borrower on account of the Indebtedness evidenced by Borrower's loan account and all other sums credited to the loan account. The balance of Borrower's loan account shall reflect the amount of Borrower's Indebtedness to Lender from time to time by reason of advances, charges, payments or credits. Borrower shall make all books and records relating to the book entry loan account available to Lender on an "as requested" basis.

        4.4     REFERENCE BORROWING RATE PROVISIONS

        (a) Borrower may obtain Reference Borrowing Rate quotes from Lender on any Business Day.

        (b) Notwithstanding any other term of this Agreement, if an Event of Default hereunder has occurred and is continuing, the Term Loan shall not bear interest at the Reference Borrowing Rate, but rather shall bear interest at the Default Rate, subject to the provisions of Section 2.4.2 hereof.

        (c) Nothing contained in this Agreement shall be construed to prejudice Lender's right to decline to make the requested Funding provided that Lender acts in accordance with the provisions of this Agreement.

        4.5     EXTENSIONS, RENEWALS AND MODIFICATIONS

        Any extensions, renewals and modifications of the Loan shall be governed by the terms and conditions of this Agreement and the other Loan Documents unless otherwise agreed to in writing by Lender and Borrower.

        4.6     FUNDING

        (a) Lender is hereby authorized by Borrower to make the Funding under the Loan upon receipt of a written request therefore ("Borrowing Notice") from Borrower or John Taylor, each of whom is authorized to request the Funding and direct the disposition of the Funding until written notice by Borrower of the revocation of such authority is received by Lender. The Funding shall be conclusively presumed to have been made to or for the benefit of Borrower when made in accordance with such a request and direction

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for disposition or when such Funding is deposited to the credit of the account of Borrower at any bank with directions to credit the same to the account of Borrower at such bank, regardless of whether persons other than those authorized hereunder to make request for the Funding have authority to draw against any such account.

        (b) Borrower acknowledges that Lender cannot effectively determine whether the request for the Funding is valid, authorized or authentic. It is nevertheless important to Borrower that it may make its request for the Funding in accordance with Section 4.6 hereof. Therefore, to induce Lender to lend funds in response to such request and in consideration for Lender's agreement to receive and consider such request, Borrower assumes all risk of the validity, authenticity and authorization of such request, whether or not the individual making such request has authority to request the Funding and whether or not the aggregate sum owing exceeds the maximum principal amount referred to above. Lender shall not be responsible under principles of contract, tort, or otherwise for the amount of an unauthorized or invalid Funding; rather, Borrower agrees to repay any sums with interest as provided herein.

        (c) The Funding of the Term Loan pursuant to this Section 4.6 shall be deemed to have been requested by Borrower under the terms of the Term Note. Lender shall not be required to make the Funding to Borrower under this Section 4.6(c) if (a) as a result of such Funding, the aggregate outstanding principal amount of the Term Loan would exceed the amount of the commitment under the Term Note, (b) the Funding would otherwise result in a breach of any of Borrower's obligations to Lender, or (c) there exists an Event of Default.

        4.7 Mandatory Principal Repayments. In the event the Borrower receives a payment resulting from a Capital Transaction related to an Asset upon which the Funding has been based, the Borrower shall make a mandatory repayment of Loan principal to Lender as provided herein.

        4.7.1 Capital Transactions and Liquidity Events. A Capital Transaction shall mean a Liquidity Event related to an Asset. Liquidity Events involve the sale of the Asset or the sale or refinancing of any property directly or indirectly owned by Borrower or any other capital event which result in cash distributions to Borrower pursuant to its ownership rights related to the Asset.

        4.7.2 Timing and Amount of Payment. Within three (3) days of its receipt of any proceeds resulting from a Capital Transaction, Borrower shall pay Lender an amount which equals one hundred and ten percent (110%) of the Funding (or proportionate share thereof) relating to the Capital Transaction Asset (or portion thereof), except in the circumstance of a refinancing of a property directly or indirectly owned by Borrower, in which case Borrower shall pay Lender the lesser of (a) one hundred and ten percent (110%) of the Funding (or proportionate share thereof) originally related to the Capital Transaction Asset (or portion thereof) or (b) one hundred percent (100%) of proceeds received by Borrower attributable to the Capital Transaction.

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ARTICLE V.      CONDITIONS PRECEDENT FOR FUNDING UNDER THE LOAN

        5.1     CONDITIONS PRECEDENT FOR FUNDING

        Lender shall not be required to make the Funding under the Loan unless or until the following conditions have been fulfilled to the satisfaction of
Lender:

        (a) Lender shall have received this Agreement and the Note, duly executed and delivered by the respective parties thereto.

        (b) Lender shall have received a written request for Funding (the "Borrowing Notice") from Borrower.

        (c) Lender shall have received, duly executed and delivered by Borrower, a commercial pledge and security agreement in the form attached hereto as Exhibit C for the Asset related to the Borrowing Notice.

        (d) Lender shall have received, duly executed and delivered by Borrower a Form UCC-l in the form satisfactory to Lender's counsel.

        (g) All representations and warranties of Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Funding.

        (h) There shall be executed and delivered to Lender such further instruments, agreements and documents, as may be reasonably necessary or proper in the opinion of Lender to confirm the obligations of Borrower to Lender hereunder, the grant of security therefore and the proper use of the proceeds of the Funding.

ARTICLE VI.     AFFIRMATIVE COVENANTS

        Borrower hereby covenants and agrees that so long as this Agreement is in effect, and until the Loan, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall:

        6.1     FINANCIAL DATA

        Keep its books of account in accordance with generally accepted accounting principles, consistently applied, and furnish to Lender:

        (a) As soon as practicable and in any event within 90 days after the close of each calendar year, financial statements of Borrower for each such year, in a form reasonably acceptable to Lender and certified by Borrower to be true and correct, as well

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as copies of Borrower's federal income tax return each year within 30 days after the filing thereof. Borrower shall provide Lender with a copy of its independent certified public accountants' management letter or other similar report or correspondence to Borrower.

        (b) With reasonable promptness, such other information regarding the business, operations and financial condition of Borrower as Lender may from time to time reasonably request.

        6.2     MAINTENANCE OF PROPERTIES

        Keep Borrower's properties in good repair and in good working order and condition, in a manner consistent with past practices and comparable to industry standards; from time to time make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto; and keep all equipment that may now or in the future be subject to compliance with any Applicable Laws in full compliance with such Applicable Laws.

        6.3     PAYMENT OF CHARGES

        Duly pay and discharge all material (a) taxes, assessments, levies and any other charges of Governmental Bodies imposed on or against Borrower or its property or assets, or upon any property leased by Borrower, prior to the date on which penalties attached thereto, unless and to the extent only that such taxes assessments, levies and any other charges of Governmental Bodies, after written notice thereof having been given to Lender, are being contested in good faith and by appropriate proceedings; (b) claims allowed by Applicable Laws, whether for labor, materials, rentals, or anything else, which could, if unpaid, become a lien or charge upon Borrower's property or assets or adversely affect the facilities or operations of Borrower (unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings after written notice thereof has been given to Lender); (c) trade bills in accordance with the terms thereof or generally prevailing industry standards; and (d) other Indebtedness heretofore or hereafter incurred or assumed by Borrower, unless such Indebtedness be renewed or extended. In the event Borrower is contesting any charge as allowed above, Borrower shall establish adequate reserves against possible liability therefore.

        6.4     INSURANCE

        (a) Maintain insurance upon Borrower's properties and business insuring against such risks as Lender shall reasonably determine from time to time.

        (b) From time to time upon request by Lender, promptly furnish or cause to be furnished to Lender evidence, in form and substance satisfactory to Lender, of the maintenance of all insurance, indemnities, or bonds required by this Section 6.4 or by any license, lease, or other agreement to be maintained, including but not limited to such originals or copies as Lender may request of policies, certificates of insurance, riders, assignments and endorsements relating to the insurance and proof of premium payments.

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        6.5     MAINTENANCE OF RECORDS

        Keep at all times books of account and other records in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of Borrower.

        6.6     INSPECTION

        Allow any representative of Lender to visit and inspect any of Borrower's properties, to examine the books of account and other records and files of Borrower, to make copies thereof and to discuss the affairs, business, finances and accounts of Borrower with Borrower's officers, employees and accountants, all at such reasonable times and as often as Lender may desire. This right of inspection shall specifically include Lender's collateral and financial examinations.

        6.7     ENTITY EXISTENCE

        Maintain and preserve the existence of Borrower as a limited liability company.

        6.8     NOTICE OF DISPUTES AND OTHER MATTERS

        Promptly give written notice to Lender of:

        (a) Any citation, order to show cause, or other legal process or order that could have a material adverse effect on Borrower.

        (b) Any actions, proceedings, or claims of which Borrower may have notice that may be commenced or asserted against Borrower in which the amount involved is $100,000 or more and is not fully covered by insurance or which, if not solely a claim for monetary damages, could, if adversely determined, have a material adverse effect on Borrower.

        6.9     EXCHANGE OF NOTE

        Upon receipt of a written notice of loss, theft, destruction, or mutilation of the Note, and upon surrendering such Note for cancellation if mutilated, execute and deliver a new Note or a Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. Any Note issued pursuant to this
Section 6.9 shall be dated so that neither gain nor loss of interest shall result there from.

        6.10    MAINTENANCE OF LIENS

        At all times maintain the liens and security interests provided under or pursuant to this Agreement and the Collateral Documents as valid and perfected first liens and security interests on the property and assets intended to be covered thereby. Except as contemplated under Section 7.2, hereof Borrower shall take all action requested by

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Lender necessary to assure that Lender has valid and exclusive liens and security interests in all Collateral.

        6.11    OTHER AGREEMENTS

        Comply with all covenants and agreements set forth in or required pursuant to any of the other Loan Documents.

        6.12    FURTHER ASSURANCES

        Within five days of request by Lender, duly execute and deliver or cause to be duly executed and delivered to Lender such further instruments, agreements and documents and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE VII.    NEGATIVE COVENANTS

        Borrower covenants and agrees that until the Loan, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall not, without the prior written consent of
Lender:

        7.1     OTHER INDEBTEDNESS

        Create, incur, assume, or suffer to exist, contingently or otherwise, any unsecured Indebtedness with recourse to the Collateral except (a) Indebtedness represented by the Note; (b) accounts and other current payables arising from the ordinary course of business; (c) additional Indebtedness outstanding or committed to at any time (including but not limited to indebtedness evidenced by notes, bonds, debentures, leases, purchase agreements and other contractual obligations) not in excess of an aggregate amount at any one time outstanding of $500,000. Notwithstanding clause (c) above, Borrower shall not guarantee or become contingently liable for the obligation of any Person except as provided for herein. Except as set forth in Section 7.2 hereof, none of the additional indebtedness permitted by this Section 7.1 shall be secured by the Collateral.

        7.2     LIENS

        Contract, create, incur, assume, or suffer to exist any mortgage, pledge, lien, or other charge or encumbrance of any kind (including but not limited to the charge upon property purchased under conditional sales or other title retention agreements) upon or grant any interest in any of the Collateral, except (a) liens granted pursuant to this Agreement or the Collateral Documents;
(b) liens in connection with worker's compensation, unemployment insurance, or other social security obligations; (c) liens for taxes, assessments, levies, or charges of Governmental Bodies imposed upon Borrower or its property, operations, income, products, or profits that are not at the time due or payable or for which, if the validity thereof is being contested in good faith by legal or administrative proceedings, appropriate reserves have been established; (d) liens that are not consensual arising by operation of law out of judgments or awards with regard to which Borrower shall be prosecuting an appeal in good faith and for which a stay of execution has been issued and appropriate reserves established; and (e) the liens existing as of the date of this Agreement.

        7.3     CHANGE IN DOCUMENTS

        Amend, supplement, terminate, or otherwise modify in any material way Borrower's articles of formation, contracts, or other documents delivered to Lender hereunder or executed in connection herewith.

        7.4     CONTROL

        Enter into any agreement (other than employment agreements) with any Person that confers upon such Person the right or authority to control or direct a major portion of the business or assets of Borrower.

ARTICLE VIII.   REPRESENTATIONS AND WARRANTIES

        In order to induce Lender to enter into this Agreement and to make the Loan as herein provided, Borrower hereby makes the following representations, covenants and warranties, all of which shall survive the execution and delivery of this Agreement and shall not be affected or waived by any inspection or examination made by or on behalf of Lender:

        8.1     ENTITY STATUS

        Borrower is a limited liability company organized and validly existing under the laws of the state of Washington. Borrower has the power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. Borrower is qualified to do business in all states except where the failure to be qualified could not have a material adverse effect on Borrower.

        8.2     POWER AND AUTHORITY

        Borrower has the power to execute, deliver and carry out the terms and provisions of this Agreement and each of the Loan Documents, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowings hereunder. The making and delivery of the Note and all Loan Documents and instruments issued or to be issued hereunder, when executed and delivered pursuant hereto, constitute or will constitute the authorized, valid and legally binding obligations of Borrower enforceable in accordance with their respective terms.

        8.3     NO VIOLATION OF AGREEMENTS

        Borrower is not in default under any material provision of any agreement to which it is a party or in violation of any Applicable Laws. The execution and delivery of this Agreement, the Note, the other Loan Documents and the instruments incidental hereto; the consummation of the transactions herein or therein contemplated; and compliance with the terms and provisions hereof or thereof by Borrower (a) will not violate any material Applicable Law, and (b) will not conflict or be inconsistent with; result in any breach of any of the material terms, covenants, conditions, or provisions of; constitute a default under; or result in the creation or imposition of (or the obligation to impose) any lien, charge, or encumbrance upon any of the property or assets of Borrower pursuant to the terms of any material agreement or other instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower may be subject.

        8.4     RECORDING AND ENFORCEABILITY

        Neither the articles of formation, bylaws, or other applicable corporate or entity documents of Borrower nor other agreements require recording, filing, registration, notice, or other similar action in order to insure the legality, validity, binding effect, or enforceability against all Persons of this Agreement, the Note, or other Loan Documents executed or to be executed hereunder, other than filings or recordings that may be required under the Uniform Commercial Code.

        8.5     LITIGATION

        There are no actions, suits, or proceedings pending or threatened against or affecting Borrower that could have a material adverse effect on Borrower or the Collateral. Borrower is not in default under any material provision of any Applicable Law which could have a material adverse effect on Borrower or on the Collateral.

        8.6     GOOD TITLE TO PROPERTIES

        Borrower have good and marketable title to, or a valid leasehold interest in, its property and assets, subject to no liens, mortgages, pledges, encumbrances, or charges of any kind, except those permitted under the provisions of Section 7.2 hereof.

        8.7     FINANCIAL STATEMENTS

        The (a) unaudited financial statements of Borrower dated December 31, 2003, and all schedules and notes included in such financial statements that have heretofore been delivered to Lender are true and correct in all material respects and present fairly (i) the financial position of Borrower as of the date of said statements and (ii) the results of operations of Borrower for the periods covered thereby. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. There has been no material adverse change in the operations, business, property, assets, or condition (financial or otherwise) of Borrower since December 31, 2003.

        8.8     OUTSTANDING INDEBTEDNESS

        Other than current trade payables, Borrower does not have any Indebtedness, including but not limited to Indebtedness to Affiliates, that is not listed on the unaudited financial statements of Borrower dated December 31, 2003.

        8.9     DISCLOSURE

        To the best of Borrower's knowledge, the exhibits hereto, the financial information and statements referred to in Section 8.7 hereof, any certificate, statement, report or other document furnished to Lender by Borrower or any other Person on behalf of Borrower in connection herewith or in connection with any transaction contemplated hereby and this Agreement do not contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein or herein not misleading.

ARTICLE IX.     EVENTS OF DEFAULT; REMEDIES

        9.1     EVENTS OF DEFAULT

        "Event of Default", wherever used herein, means any one of the following events (whatever the reason for the Event of Default, whether it shall relate to one or more of the parties hereto and whether it shall be voluntary or involuntary or be pursuant to or affected by operation of Applicable Law):

        (a) If Borrower fails to pay the principal of or any installment of interest on either of the Note within five business days from the date when due, whether at scheduled maturity, by acceleration or otherwise; or

        (b) If any Indebtedness of Borrower for money borrowed or credit extended in excess of $200,000 becomes or is declared due and payable (after any applicable grace period) prior to the stated maturity thereof or is not paid as and when it becomes due and payable, or if any event occurs which constitutes an event of default under any instrument, agreement, or evidence of Indebtedness relating to any such obligation of Borrower; or

        (c) If any representation or warranty (i) made by Borrower in this Agreement or (ii) made by Borrower or any other Person in any document, certificate, or statement furnished pursuant to this Agreement or in connection herewith, is false or misleading in any material respect; or

        (d) If Borrower fails to observe or perform any term, covenant or agreement to be performed or observed pursuant to Articles VI and VII hereof; or

        (e) If Borrower fails to observe or perform (not otherwise specified in this Article IX) any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, the other Loan Documents, or any other agreement incidental hereto and such default is not cured pursuant to
Section 9.2(b); or

        (f) If Borrower suspends or discontinues its business, or if Borrower makes an assignment for the benefit of creditors or a composition with creditors, is unable or admits in writing its inability to pay its debts as they mature, files a petition in bankruptcy, becomes insolvent (howsoever such insolvency may be evidenced), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, liquidator, or trustee of or for it or any substantial part of its property or assets, commences any proceeding relating to it under any Applicable Law of any jurisdiction whether now or hereafter in effect relating to bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation; or

        (g) If any material adverse change in the business or financial condition of Borrower occurs, or if any event occurs that materially increases Lender's risk or materially impairs the Collateral.

        9.2     ACCELERATION; REMEDIES

        (a) Upon the occurrence of any Event of Default or at any time thereafter, if any Event of Default is then continuing, Lender may, by written notice to Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Note and interest accrued thereon to be immediately due and payable by the maker thereof; and such principal and interest shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in Section 9.1(f) hereof, the entire unpaid principal balance of the Loan and interest accrued thereon shall be immediately and without notice be due and payable by the maker thereof without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower. In either event, Lender may proceed to protect and enforce its rights hereunder or realize on any or all security granted pursuant hereto in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise. All rights and remedies given by this Agreement, the Note and the other Loan Documents are cumulative and not exclusive of any thereof or of any other rights or remedies available to Lender; no course of dealing between Borrower and Lender or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy; and every right and remedy may be exercised from time to time and as often s deemed appropriate by Lender.

        (b) If any event or condition described in Section 9.1(e) occurs and is curable, it may be cured (and no Event of Default will have occurred) if Borrower after receiving written notice from Lender demanding cure of such default: (i) cures the default within 30 days, or (ii) if the cure requires more than 30 days, then immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the Default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical, but in no event later than 90 days after the written notice from Lender previously referred to in this sentence.

ARTICLE X.      MISCELLANEOUS

        10.1    NOTICES

        All notices, requests, consents, demands, approvals and other communications hereunder shall be deemed to have been duly given, made, or served if made in writing and delivered personally, sent via facsimile, or mailed by first-class mail, postage prepaid, to the respective parties to this Agreement as follows:

                (a)     If to Borrower:

                        SP Millennium L.L.C.
                        1201 Third Avenue, Suite 5400
                        Seattle, WA  98101
                        Attention:  John Taylor
                        Facsimile #:  (206) 628-8031

                (b)     If to Lender:

                        Madrona Ridge L.L.C.
                        1201 Third Avenue, Suite 5400
                        Seattle, WA  98101
                        Attention:  John Orehek
                        Facsimile #:  (206) 628-5173

The designation of the person to be so notified or the address of such persons for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

        10.2    PAYMENT OF EXPENSES

        In addition, if there shall occur any Default or Event of Default, Lender shall be entitled to recover any costs and expenses incurred in connection with the preservation of rights under, and enforcement of, the Loan Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases, including, without limitation, reasonable attorneys' fees and costs (including the allocated fees of internal counsel). Costs and expenses as referred to above, shall include, without limitation, a reasonable hourly rate for collection personnel, whether employed in-house or otherwise, overhead costs as reasonably allocated to the collection effort and all other expenses actually incurred.

        10.3    SETOFF

        Borrower hereby pledges and gives to Lender, and any Participant, for the amount of all past, present and future Indebtedness of Borrower of Lender, a lien and security interest in the balance of any deposit account maintained by Borrower at Lender or any Participant. In the case of Borrower's Default hereunder, Borrower hereby authorizes Lender or any such Participant at Lender's sole option, at any time and from time to time, to apply to the payment of all or any portion of the Loan or other Indebtedness of Borrower to Lender, any deposit balance or balances now or hereafter in the possession of Lender or such Participant that belong to or are owed to Borrower.

        10.4    WAIVER OF SETOFF

        In the event that Lender sells all or any portion of the Loan to any Participant, Borrower hereby waives the right to interpose any setoff, counterclaim, or cross-claim (other than compulsory counterclaims or cross-claims) in connection with any litigation or dispute under this Agreement, regardless of the nature of such setoff, counterclaim, or cross-claim.

        10.5    NO WAIVER

        No failure or delay on the part of Lender or the holder of the Note in exercising any right, power, or privilege hereunder and no course of dealing between Borrower and Lender or the holder of the Note shall operate as a waiver thereof.

        10.6    ENTIRE AGREEMENT AND AMENDMENTS

        This Agreement represents the entire agreement between the parties hereto with respect to the Loan and the transactions contemplated hereunder and, except as expressly provided herein, shall not be affected by reference to any other documents. This Agreement, or any provision hereof, may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing, signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

        10.7    BENEFIT OF AGREEMENT

        This Agreement is binding upon and insures to the benefit of Borrower and Lender and their successors and assigns and all subsequent holders of the Note or any portion thereof. Borrower expressly acknowledges that Lender is not prohibited or restricted from assigning rights or participations hereunder or any portion thereof to another Person. Borrower, however, is precluded from assigning any of its respective rights or delegating any of its obligations hereunder or under any of the other agreements between Borrower and Lender without the prior written consent of Lender.

        10.8    SEVERABILITY

        If any provision of this Agreement or any of the Loan Documents is held invalid under any Applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given an effect without the valid provision and, to this end, the provisions hereof are severable.

        10.9    DESCRIPTIVE HEADINGS

        The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not affect the meaning or construction of any of the provisions hereof.

        10.10   GOVERNING LAW

        This Agreement and the rights and obligations of the parties hereunder and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the state of Washington without regard to the choice of law rules thereof.

        10.11   CONSENT TO JURISDICTION, SERVICE AND VENUE

        For the purpose of enforcing payment of the Note, performance of the obligations under the Note, any arbitration award under the other Loan Documents, or otherwise in connection herewith, Borrower hereby consents to the jurisdiction and venue of the courts of the state of Washington or of any federal court located in such state including but not limited to the Superior Court of Washington for King County and the United States District Court for the Western District of Washington. Borrower hereby waives the right to contest the jurisdiction and venue of courts located in King County, Washington, on the ground of inconvenience or otherwise and waives any right to bring any action or proceeding against Lender in any court outside King County, Washington. The provisions of this Section 10.11 do not limit or otherwise affect the right of Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.

        10.12   ARBITRATION

        (a) Either Borrower or Lender may require that all disputes, claims, counterclaims and defenses, including those based on or arising from any alleged tort ("Claims") relating in any way to the Loan be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All Claims will be subject to the statutes of limitations that would be applicable if they were litigated.

        (b) This provision is void if the Loan, at the time of the proposed submission to arbitration, is directly secured by real property located outside of Washington or if the effect of the arbitration procedure (as opposed to any Claims of Borrower) would be to materially impair Lender's ability to realize on any Collateral pursuant to an arbitration ruling favorable to Lender.

        (c) If arbitration occurs and each party's Claim is less than $100,000, one neutral arbitrator will decide all issues; if either party's Claim is more than $100,000, three neutral arbitrators will decide all issues. All arbitrators will be active Washington State Bar members in good standing. All arbitration hearings will be held in Seattle, Washington. In addition to all other powers, the arbitrator or arbitrators shall have the exclusive right to determine all issues of arbitrability and shall have the authority to issue subpoenas. Judgment on any arbitration award may be entered in any court with jurisdiction.

        (d) If either party institutes any judicial proceeding relating to the Loan, that action shall not be a waiver of the right to submit any Claim to arbitration. In addition, each has the right before, during and after any arbitration to exercise any number of the following remedies, in any order or concurrently: (i) setoff, (ii) self-help repossession, (iii) judicial or nonjudicial foreclosure against real or personal collateral, and (iv) provisional remedies, including injunction, appointment of a receiver, attachment, claim and delivery, and replevin.

        (e) This arbitration clause cannot be modified or waived by either party except in writing, which writing must refer to this arbitration clause and be signed by Borrower and Lender.

        10.13   COUNTERPARTS

        This Agreement and each of the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

        10.14   STATUTORY NOTICE

        ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

        IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

SP Millennium L.L.C.                           Madrona Ridge L.L.C.

By: /s/ John Taylor                               By: /s/ John M. Orehek
    ---------------                                   ------------------
    John Taylor                                       John M. Orehek

                                    EXHIBITS

        Exhibit A      Term Note, Section 2.3

        Exhibit B      Borrowing Notice, Section 2.8

        Exhibit C      Commercial Pledge and Security Agreement, Section 5.1(c)

                                    EXHIBIT A
                                       TO
               $1,300,000 CREDIT FACILITY AND TERM LOAN AGREEMENT

                                    TERM NOTE

                                                             $___________ (U.S.)
                                                             Seattle, Washington

        For value received, the undersigned, SP Millennium L.L.C., a Washington limited liability company ("Borrower"), promises to pay to the order of Madrona Ridge L.L.C., a Washington limited liability company, ("Lender") at 1201 Third Avenue, Suite 5400, Seattle, Washington 98101, or such other place as Lender may from time to time designate in writing, the sum of ______________________________________________ ($_________), or so much thereof as may from time to time be disbursed hereunder, in lawful money of the United States of America, together with interest on the unpaid principal balance from time to time outstanding hereunder from the date of the first disbursement of funds hereunder until paid at the rate set forth below.

        1. Loan Documents. This Note evidences a loan (the "Loan") from Lender to Borrower. This Note is issued pursuant to that certain $1,300,000 Credit Facility and Term Loan Agreement (the "Agreement") between the Borrower and Lender. The terms (including meanings given to defined terms) and conditions of the Agreement are hereby adopted and incorporated herein. Borrower hereby agrees to perform and comply with all of the agreements, terms, and conditions of all of the Loan Documents.

        2. Term. The entire outstanding balance of the Note shall be due and payable no later than April 30, 2008.

        3.      INTEREST

                3.1 Note Rate. The outstanding principal balance of the Loan, together with any collection costs, attorney's fees, and other advances made by Lender under the Loan, will accrue monthly interest calculated at the Reference Borrowing Rate.

                3.2 Default Rate. Upon the occurrence of any Event of Default, and so long as such Event of Default is continuing, interest shall accrue on the outstanding principal balance of the Loan, together with any other advances by Lender, at an annual rate equal to six percent (6%) per annum plus the Reference Borrowing Rate (the "Default Rate"). Accrual of interest at the Default Rate is designed to compensate Lender for certain damages caused by such default, including the additional expenses in servicing the Loan, the loss to Lender of the money due, and the frustration to Lender in meeting its other financial commitments. However, the accrual and payment of interest at the Default Rate shall not constitute a waiver of Lender's right to demand an immediate cure of such default or to pursue any other default remedy.

                3.3 Calculation of Interest. All interest shall be calculated by applying the applicable interest rate over a year of 360 days, times the amount on which the interest is to accrue, times the actual number of days that amount is outstanding. Interest shall be accrued monthly on the last day of the month based on the average outstanding balance of the Loan during the preceding month and the Reference Borrowing Rate as of the last day of the month. Any payment of interest not received by 5:00 p.m. Pacific Time will be treated as having been received by Lender on the next day, and interest shall continue to accrue until the next day. If interest is not paid on a monthly basis as required below, it shall be compounded on the first day of each month.

                3.4 Applicable Law. Notwithstanding provision contained herein, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by Applicable Law to be charged, collected or received from Borrower. If any payments by Borrower include interest in excess of that maximum amount, Lender shall apply the excess first to reduce the unpaid balance of Revolving Loan, then to reduce the balance of any other Indebtedness of Borrower to Lender. If there is not such Indebtedness, the excess shall be returned to Borrower.

        4. Late Charge. At its option, and without waiver of Lender's right to declare the entire sum of principal and interest due hereunder immediately payable upon an Event of Default, Lender shall be entitled to a late charge equal to five percent (5%) of the amount of any monthly interest or principal payment not received by the 10th day after the day on which such payment first became due.

        5.      REPAYMENT

                5.1 Minimum Monthly Payment. Minimum Monthly Payment Amount ("MMPA") shall equal ________________ (the monthly payment amount necessary to fully amortize the Term Loan based on the then Reference Borrowing Rate over forty-eight equal monthly payments).

                5.2 Term Loan Term. Commencing ______________, 2004, and at the end of every month thereafter, until the Term Loan has been fully amortized, or until April 30, 2008, whichever is the first to occur, the Borrower shall pay the Lender at least the MMPA. The Borrower shall pay the MMPA monthly regardless of changes in the Reference Borrowing Rate occurring during the term of the Term Loan. All remaining principal and any accrued but unpaid interest or other obligations of Borrower shall be paid no later than April 30, 2008.

                5.3 Mandatory Repayments. Borrower shall make mandatory repayments of principal as provided under Section 6.

        6. Mandatory Principal Repayments. In the event the Borrower receives a payment resulting from a Capital Transaction related to the Asset (or portion of the Asset) upon which the Funding has been based, the Borrower shall make a mandatory repayment of Loan principal to Lender as provided herein.

                6.1 Capital Transactions and Liquidity Events. Capital Transactions shall mean a Liquidity Event related to the Asset or portion of the Asset. Liquidity Events involve the sale of the Asset or the sale or refinancing of any property directly or indirectly owned by Borrower or any other capital event which result in cash distributions to Borrower pursuant to its ownership rights related to the Asset.

                6.2 Timing and Amount of Payment. Within three (3) days of its receipt of any proceeds resulting from a Capital Transaction, Borrower shall pay Lender an amount which equals one hundred and ten percent (110%) of the Funding (or proportionate share thereof) relating to the Capital Transaction Asset (or portion thereof), except in the circumstance of a refinancing of a property directly or indirectly owned by Borrower, in which case Borrower shall pay Lender the lesser of (a) one hundred and ten percent (110%) of the Funding (or proportionate share thereof) originally related to the Capital Transaction Asset (or portion thereof) or (b) one hundred percent (100%) of proceeds received by Borrower attributable to the Capital Transaction.

        7. Joint and Several Liability. The liability hereunder of all individuals and entities comprising Borrower shall be joint and several.

        8. Application of Payments. Payments received by Lender from Borrower shall be applied in accordance with the Agreement.

        9. Business Purpose. Borrower represents and warrants to Lender that Borrower shall use the proceeds of this Note exclusively for commercial and business purposes, and that Borrower shall use none of the proceeds of this Note for personal, family or household purposes.

        10. Acceleration. Upon the occurrence of an Event of Default in Borrower's obligations to pay any amount payable hereunder as and when due or any other Event of Default under this Note or under any of the other Loan Documents, Lender may declare, at its sole option and without notice to any party, the entire indebtedness evidenced hereby immediately due and payable in full. Failure to exercise this option or any other right Lender may have shall not constitute a waiver of the right to exercise such option or any other right in the event of any subsequent Event of Default.

        11. Costs and Fees of Collection. Borrower and every other person or entity at any time liable for the payment of the indebtedness evidenced hereby shall also be liable for all costs, expenses and fees incurred by Lender in collecting any amounts owing hereunder, including reasonable attorneys' fees. Any judgment recovered by Lender shall bear interest at the Default Rate.

        12. Waiver of Presentment. Borrower and every other person or entity at any time liable for the payment of the indebtedness evidenced hereby waive diligence, demand, presentment for payment, notice of protest, and notice of nonpayment of this Note. Every such person or entity further consents to any extension of the time of payment hereof or other modification of the terms of payment of this Note, the release of all or any part of the security for this Note, or the release of any party liable for the payment of the indebtedness evidenced hereby at any time and from time to time for any reason whatsoever. Any such extension or release may be made without notice to any of such persons or entities and without discharging their liability.

        13. No Waiver/Remedies Cumulative. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Lender's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Lender of any of its rights, or of any such breach, default or failure of condition shall be effective unless the waiver is expressly stated in a writing signed by Lender. All of Lender's remedies in connection with this Note or under applicable law shall be cumulative, and Lender's exercise of any one or more of those remedies shall not constitute an election of remedies.

        14. Applicable Law. This Note is made with reference to and is to be construed in accordance with the laws of the State of Washington, without regard to that state's choice of law rules.

DATED as the day and year first above written,

BORROWER:                  SP Millennium L.L.C.

                           By: _________________________________